Exhibit 10.1

February 28, 2007

383210 Alberta Ltd.

Mr. Barry Ahearn

#2 Fieldstone Way

Sylvan Lake, Alberta T4S 2L3

Dave Hunter Resources Inc.

Mr. Dave Hunter

53360 Range Road 220

Ardrossan, Alberta T8E 2BS

Re:          Acquisition of Stock of Decca Consulting Ltd.

Ladies and Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement, dated as of February 2, 2007 (the “Purchase Agreement”), by and among the Purchaser, the Sellers and the Shareholders.  The capitalized terms not defined herein shall have the meanings assigned to them in the Purchase Agreement.  This letter agreement (this “Agreement”) confirms the agreement and understanding between the parties hereto to amend the Purchase Agreement as follows:

1.             The Closing.  The first sentence of Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 8 and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the transactions contemplated herein (the “Closing”) shall take place at 10:00 a.m. on March 2, 2007 or on such other date mutually agreed by the parties (the “Closing Date”) at the offices of Haynes and Boone, LLP, legal counsel to the Purchaser, located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010, unless another date, time or place is agreed to in writing by the parties hereto.”

2.             Termination Events.  Section 8.1(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“by either the Purchaser or the Sellers and the Shareholders if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 9, 2007, or such later date as the parties may agree upon.”

3.             Miscellaneous.  Except as specifically amended by the terms of this Agreement, the terms and conditions of the Purchase Agreement shall remain in full force and effect for all purposes, and the parties hereby ratify and confirm the terms and conditions of the Purchase Agreement, as amended pursuant to this Agreement.  This Agreement shall be binding and inure to the benefit of the parties and their permitted assigns.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Texas, without regard to principals of conflicts of law.  The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the parties hereto.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[Signature page follows]

Please execute this Agreement in the space provided below and return it to the Purchaser to evidence your agreement with respect to the foregoing.

Very truly yours,

TRADESTAR SERVICES, INC.

By:	/s/ D. Hughes Watler Jr.
D. Hughes Watler Jr.
Chief Financial Officer

AGREED AND ACKNOWLEDGED,
this 28th day of February, 2007

383210 ALBERTA LTD.

By:	/s/ Barry Ahearn
Barry Ahearn
President

DAVE HUNTER RESOURCES INC.

By:	/s/ Dave Hunter
Dave Hunter
President

/s/ Barry Ahearn
BARRY AHEARN

/s/ Dave Hunter
DAVE HUNTER